77Q1(e)(1) - Fourth Amendment to Amended and Restated
Investment Advisory Agreement, between Phoenix Opportunities
Trust and Phoenix Investment Counsel, Inc., dated January 31,
2008, filed via EDGAR herewith.

77Q1(e)(2) - Second Amendment to Subadvisory Agreement between
Phoenix Investment Counsel, Inc. and Goodwin Capital Advisers,
Inc., adding Phoenix Senior Floating Rate Fund, dated January
31, 2008, filed via EDGAR herewith.

77Q1(e)(3) - Subadvisory Agreement between Phoenix Investment
Counsel, Inc. and The Boston Company Asset Management, LLC, on behalf of Phoenix Market Neutral Fund, dated January 10, 2008.